Exhibit 99.4

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES INCREASE IN TENDER

CAP FOR 5.625% SENIOR SECURED NOTES DUE 2027

FRANKLIN, Tenn. (July 28, 2025) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has increased the principal amount of the Issuer’s approximately $1,757 million aggregate principal amount outstanding 5.625% Senior Secured Notes due 2027 (the “2027 Notes”) that it can repurchase under its previously announced cash tender offer (the “Tender Offer”) from $1,470 million to $1,757 million, on the terms and subject to the conditions set forth in the Issuer’s Offer to Purchase dated July 28, 2025 (the “Offer to Purchase”).

Consistent with amending the Tender Cap, the Issuer has amended the financing condition of the Tender Offer to provide that the Issuer’s obligation to accept for purchase, and to pay for, 2027 Notes validly tendered and not validly withdrawn is subject to the satisfaction or waiver of certain conditions, including, among other things, the condition that the Issuer has completed a debt financing on terms and conditions satisfactory to it yielding gross cash proceeds of $1,790 million or more.

The complete terms and conditions of the Tender Offer is set forth in the Offer to Purchase.

The Issuer has retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, at (855) 654-2015 (toll free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com.

The Tender Offer is being made solely by means of the Tender Offer documents. Under no circumstances shall this press release constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell the 2027 Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any 2027 Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2027 Notes. No recommendation is made as to whether holders of the 2027 Notes should tender their 2027 Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Community Health Systems, Inc. Announces Increase in Tender Cap

for 5.625% Senior Secured Notes due 2027

July 28, 2025

Investor Contacts: Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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